Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Announces Anticipated Board of Director Changes
and Declares Quarterly Cash Dividend of $0.09 Per Share

•	Christine Koski to retire from Board with 20 years of service
•	Laura Dempsey Brown and Cary Chenanda nominated to stand for election at annual meeting

Sarasota, FL, March 9, 2020 — Helios Technologies (Nasdaq: HLIO) (“Helios” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today announced anticipated changes to its Board of Directors.  The Company also announced that its Board, at its regular meeting, declared a quarterly cash dividend of $0.09 per common share.  The dividend will be payable on April 20, 2020 to stockholders of record as of April 5, 2020.

Following 20 years of service on the Helios Board of Directors, Christine L. Koski has decided not to seek reelection in conjunction with the 2020 annual meeting.  Ms. Koski joined the Board in 2000 and during her tenure she has served on the Governance and Nominating Committee as well as the Compensation Committee, including as its chair from 2012 through 2017.

Philippe Lemaitre, Helios’s Chairman of the Board, noted, “We are most appreciative of the breadth of knowledge and experience that Chris brought to the Board of Helios and its predecessor company, Sun Hydraulics.  As the daughter of Sun Hydraulics’ founder, she has a unique understanding of the Company’s historical culture.  Additionally, her international sales and marketing background contributed to the Board’s overall effectiveness and she will be missed.  We are thankful for her contributions and wish her well.”

Ms. Koski commented, “It has been a tremendous tribute to my family to have had the opportunity to serve on the Helios Board and contribute to the Company’s significant growth and success over the past 20 years.  The Company’s sales were approximately $70 million when I joined the Board, and have expanded nearly eight-fold since then.  It has been very exciting to be involved with the transformation of this dynamic organization, and I wish the team ongoing success.”

The Board is pleased to announce the nominations of Laura Dempsey Brown and Cary Chenanda for election at the upcoming annual meeting.  Both Ms. Brown and Mr. Chenanda are “independent” under the Nasdaq rules.

Mr. Lemaitre stated, “We are seeking to fill the vacancies left by Chris Koski and Dave Grzelak who retired from our Board in December.  Laura Dempsey Brown offers communications, investor relations, marketing and finance expertise to our Board from her extensive experience with Grainger.  Cary Chenanda’s functional experience has been developed during a distinguished career with Cummins, where he applied his general management, engineering, marketing and purchasing skills globally.  We are confident that the capabilities offered by Laura and Cary can be instrumental in guiding Helios as we continue to execute our Vision 2025 strategic plan.”

Laura Dempsey Brown retired in 2018 from W.W. Grainger, Inc. (NYSE: GWW), a leading broad line supplier of maintenance, repair and operating products after 19 years.  She was the Senior Vice President, Communications and Investor Relations since 2010.  Previously Ms. Brown served as Vice President of Marketing, and she also led the strategy development and operational execution of Grainger’s multi-year

Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Announces Board Changes and Declares Quarterly Cash Dividend of $0.09 Per Share

March 9, 2020

market expansion initiative focused on the top 25 U.S. metro markets.  In addition, Ms. Brown served as the Vice President of Finance for Grainger’s field sales, operations, marketing and e-business functions.

Prior to joining Grainger, Ms. Brown was a Vice President at Alliant Foodservice and at Dietary Products at Baxter.  She began her career at Baxter in 1985 focusing primarily on financial roles in the distribution and manufacturing businesses.  She graduated from Indiana University with a bachelor’s degree in accounting and obtained designation as a CPA.  Ms. Brown is a member of The Chicago Network, The International Women’s Forum, and served on the board of Make-A-Wish Illinois for six years, including two years as board chair.  She is also a member of the dean’s council of the Kelley School of Business at Indiana University.

Cary Chenanda is a Vice President of Cummins Inc. (NYSE: CMI), a global power leader that designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products.  Mr. Chenanda has been with Cummins Inc. for 22 years and currently leads the global Electronics and Fuel Systems business, a position he has held since 2017.  In 2012 he helped launch the Electronics business as the 5th line of business within Cummins’s Components segment.  From 2009 to 2012, Mr. Chenanda was Executive Director for Global OE Sales and was responsible for new product development at Cummins Filtration.  From 2007 to 2009, he was the General Manager for the Cummins-Scania Fuel Systems Joint Venture and managed the Fuel Systems startup in Wuhan, China.  Mr. Chenanda worked in roles of increasing responsibility in engineering, marketing and purchasing within the Cummins Engine business between 1998 and 2007.

Prior to joining Cummins, Mr. Chenanda worked for Ecolab and Robert Bosch GmbH.  He is a Certified Purchasing Manager, a certified Six Sigma Green Belt and holds seven U.S. patents.  Mr. Chenanda holds an MBA from Indiana University’s Kelly School of Business, an MS in mechanical engineering from Texas A&M University and a bachelor’s in mechanical engineering from the University of Mysore, India.  Mr. Chenanda also currently serves on the Industry Advisory Council for Texas A&M’s mechanical engineering program.

About Helios Technologies

Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic and electronic control solutions for diverse markets.  The Company operates in two business segments, Hydraulics and Electronics.  The Hydraulics segment markets and sells products globally under the brands of Sun Hydraulics in relation to cartridge valve technology, Custom Fluidpower with regard to hydraulic system design and Faster in connection with quick release coupling solutions.  Global Electronics brands include Enovation Controls and Murphy for fully-tailored solutions with a broad range of rugged and reliable instruments such as displays, controls and instrumentation products.  Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

-###-